Exhibit 99.1

Restructuring Charges of $102.6 Million Drive Midas to a Net Loss of $76.2 Million in Fiscal 2003

    ITASCA, Ill.--(BUSINESS WIRE)--Feb. 26, 2004--Midas, Inc. (NYSE:MDS) reported a net loss of $76.2 million--or $4.93 per diluted share--for fiscal 2003, which ended Jan. 3, 2004. The loss is primarily the result of business transformation charges of $102.6 million related to the completion of a major restructuring in which the company exited the unprofitable Midas wholesale distribution business and refocused its resources on the profitable retail franchising and real estate businesses.
    "The significant loss for fiscal 2003 was expected," said Alan D. Feldman, Midas' president and chief executive officer. "The actions we took in 2003 significantly reduced the company's debt level and position the Midas system for future growth in revenues and profitability. "
    "While the cumulative amount of the 2003 restructuring charges is high, the cash portion was much lower, as more than $86 million of the restructuring costs represent non-cash charges and a long-term accrual for warranty costs," said Feldman. "In completing this restructuring, the company has permanently lowered its capital requirements and eliminated certain unprofitable businesses."
    "The benefits of this restructuring to the Midas system are also significant," said Feldman. "The new strategic alliances with AutoZone in the U.S. and Uni-Select in Canada ensure the long-term availability of Midas lifetime warranted parts to Midas shops as well as improved service levels and access to an expanded array of parts.
    "With the distribution restructuring actions behind us, we now have a singular focus which is the profitable growth of the Midas retail network," Feldman said. "We are working closely with our 700 dealers to expand the global Midas brand, to grow our leadership position in the brake and exhaust markets, to enhance our capabilities in providing routine maintenance services, and to add tires and an automotive fleet maintenance program to our service offerings. We are encouraged by the positive growth in our 2003 same store retail sales at franchised shops."

    2003 Results

    Sales and revenues for the fiscal year were $311.0 million, compared to $333.0 million in 2002. The decline is primarily the result of the shutdown of the Parts Warehouse, Inc. (PWI) quick-delivery business during the year. For the fourth quarter, sales and revenues were $81.6 million, up from $74.8 million in 2002. The final sale and liquidation of inventories at Midas distribution centers caused an increase in sales during the fourth quarter.
    Replacement parts sales and product royalties were $170.5 million for 2003, down $10.0 million from the $180.5 million level in 2002. For the fourth quarter, replacement parts sales and product royalties increased $9.1 million from $39.4 million in 2002 to $48.5 million in 2003. The reduction in parts sales for the year is a result of closing down the PWI business. However, inventory liquidation related to the closing of Midas distribution centers offset a portion of that decline, and caused an increase in parts sales for the fourth quarter.
    Company-operated shops generated $41.7 million of sales in 2003 and $9.2 million in the fourth quarter, compared to $53.2 million for fiscal 2002 and $12.2 million in the fourth quarter. The decline for the year and quarter is the result of the strategic decision to reduce the number of company-operated shops from 111 at the end of 2002 to 73 at the end of 2003. In addition, the 73 remaining company-operated shops experienced a decline in comparable shop sales of nearly seven percent compared to slightly positive comparable retail sales in all Midas shops in the United States.
    Franchise royalties and license fees were $14.3 million for the fourth quarter of both 2003 and 2002, and were down slightly from $61.5 million for 2002, to $60.9 million in 2003. The full-year decrease is the result of fewer shops in operation in North America, which was partially offset by improving comparable shop retail sales.
    Real estate revenues were $36.2 million for the year and $9.2 million for the fourth quarter, compared to $36.6 million for the year and $8.6 million for the fourth quarter in 2002.
    Other revenue, primarily from licensing R.O. Writer point-of-sale software, was $1.7 million for the year and $0.4 million for the fourth quarter, compared to $1.2 million for the year and $0.3 million for the fourth quarter in 2002.
    After recording business transformation charges of $102.6 million for the year and $30.8 million for the quarter, the company reported an operating loss of $101.6 million for the full year and $35.1 million for the fourth quarter. Midas reported operating losses of $44.2 million and $62.9 million for the full year and quarter, respectively, in 2002, when it recorded business transformation charges of $62.3 million for the year and $58.0 million for the fourth quarter.
    The net loss of $76.2 million for 2003 and $25.3 million for the fourth quarter compared to a net loss of $33.6 million for full-year 2002 and a net loss of $40.4 million in the fourth quarter last year.
    The 2003 results include income tax benefits of $48.5 million for the year and $16.1 million in the fourth quarter, compared to tax benefits of $21.4 million for the year and $25.8 million in the fourth quarter in 2002. As a result of the significant net operating losses generated in 2003, the company will not be required to pay federal income taxes for the foreseeable future.

    Business Transformation Charges

    Business transformation charges of $102.6 million for all of 2003 were primarily the result of closing down the Midas wholesale distribution business. Included in the $86.1 million of non-cash charges was $38.5 million to establish a reserve for future warranty reimbursements, $34.1 million for write-downs of inventories, fixed assets and accounts receivable, $11.4 million for goodwill impairment charges at company-operated shops, and $2.1 million for pension adjustments associated with closing distribution centers.
    Cash charges of $16.5 million included $5.4 million for severance payments to displaced employees, $4.3 million for remaining lease commitments on closed sites, $2.3 million for refinancing fees, and $2.9 million for physical closing costs of various facilities.
    Business transformation charges of $62.3 million in 2002 were related to shuttering the PWI network, closing and refranchising certain company-operated shops, and severing certain employees.
    "Although the business transformation charges in 2002 and 2003 were significant, they enabled the company to complete the transformation actions required to position Midas to grow our revenues and profits from the retail and real estate businesses," Feldman said. "We do not anticipate any additional charges in connection with closing PWI or exiting the Midas distribution business in 2004."

    Corporate Activities and Expectations

    Midas refinanced its debt facilities in late March 2003. The company used funds generated by liquidating inventories to fund restructuring actions and to pay down term loan debt by $40.1 million from $132.5 million at the time of the refinancing to $92.4 million as of year-end. As a result of exceeding the $33 million term loan reduction target set by its lenders, the company was able to reclaim half of the one million common stock warrants issued as part of the refinancing.
    The company expects to refinance its current debt facility at significantly lower interest rates during the first half of this year.
    As a result of the shutdown of the PWI business and the outsourcing of the Midas wholesale distribution business, Midas anticipates 2004 sales and revenues of approximately $200 million, consistent with the company's 2003 performance from continuing businesses.
    "We are pleased with the progress we made during 2003 and are encouraged by the results we are beginning to see in enhancing our retail presence," Feldman said. "We look forward to a return to profitability in 2004, and have set our long-term sights on achieving an operating income margin equal to 20 percent of sales."

    Midas is one of the world's largest providers of automotive service, offering exhaust, brake, steering, suspension and maintenance services at 2,700 franchised, licensed and company-owned Midas shops in 19 countries, including nearly 1,900 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2002 annual report on Form 10-K and subsequent filings.



                              MIDAS, INC.
                  CONDENSED STATEMENTS OF OPERATIONS
             (In millions, except for earnings per share)
                              (Unaudited)

                              For the quarter    For the twelve months
                                   ended                 ended
                              fiscal December       fiscal December
                           --------------------- ---------------------
                              2003       2002       2003       2002
                           ---------- ---------- ---------- ----------
                           (14 Weeks) (13 Weeks) (53 Weeks) (52 Weeks)

Sales and revenues:
 Replacement part sales and
  product royalties         $   48.5   $   39.4   $  170.5   $  180.5
 Franchise royalties and
  license fees                  14.3       14.3       60.9       61.5
 Company-operated shop
  retail sales                   9.2       12.2       41.7       53.2
  Real estate revenues           9.2        8.6       36.2       36.6
  Other                          0.4        0.3        1.7        1.2
                           ---------- ---------- ---------- ----------
   Total sales and revenues     81.6       74.8      311.0      333.0
                           ---------- ---------- ---------- ----------
Cost of sales and revenues:
 Replacement part cost of
  sales                         44.2       25.7      130.9      117.6
 Company-operated shop cost
  of sales                       2.4        2.9        9.6       11.8
 Real estate cost of
  revenues                       5.4        4.8       21.2       19.2
 Warranty expense                2.2        3.2       11.1       14.5
 Business transformation
  charges (warranty
  reserve)                        --         --       38.5         --
 Business transformation
  charges (inventory
  write-down)                    6.2       26.3       18.7       26.3
                           ---------- ---------- ---------- ----------
   Total cost of sales
    and revenues                60.4       62.9      230.0      189.4
                           ---------- ---------- ---------- ----------
   Gross profit                 21.2       11.9       81.0      143.6
Selling, general, and
 distribution expenses          31.7       43.1      137.2      151.8

Business transformation
 charges                        24.6       31.7       45.4       36.0
                           ---------- ---------- ---------- ----------
   Operating loss             ( 35.1)    ( 62.9)    (101.6)    ( 44.2)

Interest expense               ( 7.1)     ( 3.4)    ( 25.5)    ( 11.8)

Other income, net                0.8        0.1        2.4        1.0
                           ---------- ---------- ---------- ----------

   Loss before income
    tax benefit               ( 41.4)    ( 66.2)    (124.7)    ( 55.0)
Income tax benefit            ( 16.1)    ( 25.8)    ( 48.5)    ( 21.4)
                           ---------- ---------- ---------- ----------

Net loss                    $ ( 25.3)  $ ( 40.4)  $ ( 76.2)  $ ( 33.6)
                           ========== ========== ========== ==========

Loss per share:
  Basic                     $ ( 1.62)  $ ( 2.71)  $ ( 4.93)  $ ( 2.25)
                           ========== ========== ========== ==========
  Diluted                   $ ( 1.62)  $ ( 2.71)  $ ( 4.93)  $ ( 2.25)
                           ========== ========== ========== ==========


Average number of shares:
  Common shares outstanding     15.2       15.0       15.1       15.0
  Common stock warrants not
   subject to restriction        0.4         --        0.4         --
                           ---------- ---------- ---------- ----------
  Shares applicable to
   basic earnings               15.6       15.0       15.5       15.0
  Equivalent shares on
   outstanding stock
   options                        --         --         --         --
                           ---------- ---------- ---------- ----------
  Shares applicable to
   diluted earnings             15.6       15.0       15.5       15.0
                           ========== ========== ========== ==========


Capital expenditures        $   0.3    $   2.5    $   2.3    $  11.6
                           ========== ========== ========== ==========

    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016
             www.midasinc.com